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                                                                     EXHIBIT 99



(PROVINCE HEALTHCARE LOGO)



                                             NEWS RELEASE
                                             FOR IMMEDIATE RELEASE

                                             CONTACT: MERILYN H. HERBERT
                                             VICE PRESIDENT, INVESTOR RELATIONS
                                             (615) 370-1377


    PROVINCE HEALTHCARE ANNOUNCES JOHN RUTLEDGE RETIRES AS PRESIDENT AND COO
                  DANIEL SLIPKOVICH NAMED NEW PRESIDENT AND COO

         Brentwood, TN, January 30, 2004 - Province Healthcare Company (NYSE:PRV) today announced that John M. Rutledge, President and Chief Operating Officer, is retiring due to recent health concerns. His retirement will be effective February 1, 2004. While he is also resigning his position as a member of the Province Board of Directors in May, he will continue to act as a consultant to the Company for two years.

         Province also announced that Daniel S. Slipkovich is joining the Company as President and Chief Operating Officer on February 1, 2004. Slipkovich most recently served as Senior Vice President, Division President at Lifepoint Hospitals, Inc.

         Martin S. Rash, Chairman and Chief Executive Officer, said, "We are excited to announce that Dan is joining our Company as our new President and Chief Operating Officer. With 23 years experience in hospital operations, he is well known for his successful record of managing multiple hospitals. At Lifepoint, Columbia/HCA and at HealthTrust, Dan was recognized as an outstanding manager as he progressively was given more and more responsibility. We are proud that we can attract such talent to our Company."

         Rash continued, "John Rutledge and I have worked together for many years and I, as well as all Province employees, will miss him. His contribution to Province's success is incalculable. However, John's health and well-being is more important to all of us and we understand and respect his decision to leave the industry."

         Province Healthcare is a provider of health care services in attractive non-urban markets in the United States. The Company owns or leases 20 general acute care hospitals in 13 states with a total of 2,281 licensed beds. The Company also provides management services to 37 non-urban hospitals in 14 states with a total of 3,043 licensed beds.

CONTACT: MERILYN H. HERBERT, PROVINCE HEALTHCARE COMPANY (PRV) AT (615) 370-1377